COMPLIANCE POLICY MEMORANDUM

Code of Conduct and Ethics

November 2010

Supersedes all previous Compliance Policies regarding this subject matter.

Silvercrest is committed to conducting its business in accordance with applicable laws, rules and regulations and the highest standards of business conduct, and to full and accurate disclosure in compliance with applicable law. This Code of Conduct and Ethics sets forth general standards and specific policies to guide Associated Persons in the performance of their duties. It also refers you to additional policies and procedures published by the Firm and provided to you and defines terms used therein.

DEFINITIONS

As used herein the following terms shall have the meanings ascribed below:

Advisory Information. “Advisory Information” includes all information concerning prospective securities transactions under consideration for clients of the Firm. Under some circumstances, Advisory Information may include material and nonpublic information.

Associated Person. An “Associated Person” is an employee, member, partner, officer, or director of Silvercrest.

Account. The term “Account” shall include all accounts of clients of the firm holding Securities whether they are at a domestic or foreign broker-dealer, investment adviser, bank, or other financial institution.

Assets Under Management: Where Silvercrest Asset Management Group LLC (“SAMG”) acts as investment adviser for a client, the assets over which it has discretionary trading authority or otherwise provides investment advice and specific purchase and sale recommendations are referred to herein as “Assets Under Management.” This is distinguished from “assets under advisement,” which are assets for which SAMG simply provides portfolio accounting and ancillary services.

Beneficial Ownership. The “beneficial ownership” of a Security is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934. This means that a person should generally consider him or herself the beneficial owner of any Securities in which he or she has a direct or indirect pecuniary interest. In addition, a person should consider him or herself the beneficial owner of Securities held by his or her spouse, his or her minor children, a relative who shares his or her home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him or her with sole or shared voting or investment power provided that to the extent such person is a fiduciary or trustee of an account or trust in which their only pecuniary interest is a trustee or other fee such account shall be treated as a client account and not as an account in which the employee has a beneficial ownership.

Compliance Officer. The “Compliance Officer” is the individual designated as Chief Compliance Officer on the Form ADV for the Firm or his or her designee.

Related Account. “Related Accounts” include:

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accounts of Associated Persons, their spouses, domestic partners, Immediate Family Members, and any other family members living with the Associated Person, including individual retirement accounts (“IRAs”)

•	accounts of persons to whom the Associated Person provides, or from whom the Associated Person receives, financial support (i.e., adult children and parents)

•	accounts in which the Associated Person has a financial or beneficial interest (i.e., joint accounts, accounts of a trust in which the Associated Person is a beneficiary)

•

accounts over which the Associated Person exercises investment discretion or control outside the scope of his or her employment (i.e., trust, corporate or partnership accounts, even if the account is for the benefit of an unrelated third party, such as a charity).

A “Related Account” excludes any account over which the Associated Person or their Immediate Family Member exercises no investment control or influence (i.e., an account over which some other third person or entity exercises exclusive discretionary investment authority). Accounts such as those maintained directly with mutual funds, where the account-holder has no ability, directly or indirectly, to make investment decisions or to engage in Purchases and Sales of Securities are not Related Accounts, but are subject to the Firm’s Policies and Procedures Related to Accounts of Associated Persons. An account of a limited partnership of which the Firm is a general partner or an Associated Person is a limited partner together with others that are not Associated Persons of the Firm, shall not be considered a Related Account but is subject to the Firm’s Policies and Procedures Related to Accounts of Associated Persons.

Firm. “Firm” means Silvercrest Asset Management Group LLC and Silvercrest Financial Services, Inc.

Immediate Family Member. “Immediate Family Member” shall mean all related persons in the same household as the Associated Person, such as a roommate, spouse, minor child or other dependent.

Investment Person or Investment Personnel. “Investment Person” or “Investment Personnel” means all Associated Persons, members, officers, directors or employees who occupy the position of portfolio manager (or who serve on an investment committee that carries out the portfolio management function) with respect to any Accounts and all Associated Persons, officers, directors or employees who provide or supply information and/or advice to any portfolio manager (or committee), or who execute or help execute any portfolio managers (or committee’s) decisions, and all officers, directors or employees who, in connection with their regular functions, obtain contemporaneous or advance information regarding the purchase or sale of a Security by or for client accounts.

Material Information. The question of whether information is “material” is not always easily resolved. Generally speaking, information is “material” where there is a substantial likelihood that a reasonable investor could consider the information important in deciding whether to buy or sell the securities in question, or where the information, if disclosed, could be viewed by a reasonable investor as having significantly altered the “total mix” of information available. Where the nonpublic information relates to a possible or contingent event, materiality depends upon a balancing of both the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the activities of the issuer involved. Common examples of “material” information include information concerning a company’s sales, earnings, dividends, significant acquisitions or mergers, and major litigation. So-called “market information,” such as information concerning an impending securities transaction may also, depending upon the circumstances, be “material.” These examples are by no means exclusive. Because materiality determinations are often challenged with the benefit of hindsight, if an Associated Person has any doubt whether certain information is “material,” such doubt should be resolved against trading or communicating such information.

Nonpublic Information. Information is “nonpublic” until it has been made available to investors generally. In this respect, one must be able to point to some fact to show that the information is generally public, such as inclusion in reports filed with the Securities and Exchange Commission (“SEC”) or press releases issued by the issuer of the securities, or reference to such information in publications of general circulation such as The Wall Street Journal or The New York Times.

Purchase or Sale of a Security. The “Purchase or Sale of a Security” or references to “Purchasing or Selling a Security” includes, among other things, the writing of an option to purchase or sell a Security.

Security. A “security” shall have the same meaning as that set forth in Section 2(a)(36) of the Investment Company Act of 1940, as amended, except that it shall not include (i) securities that are direct obligations of the U.S. Government, such as Treasury bills, notes and bonds, and U.S. Savings Bonds and derivatives thereof; (ii) high quality short term instruments (“money market instruments”) including but not limited to bankers’ acceptances, U.S. bank certificates of deposit, commercial paper and repurchase agreements; (iii) shares of registered open-end investment companies; and (iv) commodity futures, currencies, currency forwards and derivatives thereof. The term “security” includes options or derivative instruments with respect to such securities and other instruments that are convertible into or exchangeable for such securities.

Silvercrest. “Silvercrest” means Silvercrest Asset Management Group LLC and Silvercrest Financial Services, Inc.

You. “You,” “Your,” “Yours” means the Associated Person to whom this Code of Conduct and Ethics is provided and who is obligated to comply therewith.

GENERAL BUSINESS CONDUCT

Applicable Laws and General Standards of Conduct

The Firm, its employees and activities are heavily regulated by a variety of state, federal and foreign government agencies. As a result, the Firm holds you to high standards of professional conduct; it expects you to act in good faith, use good judgment and exhibit professionalism, fair dealing and truthfulness in your activities. In addition, Associated Persons must comply with the following (hereinafter, the “Firm’s Manuals”):

•	all applicable laws, rules and regulations, including without limitation foreign, federal and state securities laws and rules

•	all Firm policies and procedures contained in this and any Compliance Policy

•	this Code of Conduct and Ethics

•	the Firm’s internal control procedures

•	the Firm’s Business Continuity Plan

The Firm also expects that you will be candid and cooperative when dealing with internal and external accountants, auditors, attorneys and compliance personnel and other service providers to the Firm. An Associated Person’s failure to cooperate will be viewed as a violation of Firm policy and may subject him or her to disciplinary action.

Upon employment at Silvercrest, employees and Associated Persons who are employees are provided a copy of the Firm’s Manuals and are required to execute a certification by which they agree to comply with the policies and procedures set forth therein. The certification may take the form of the document attached hereto as Exhibit A. On an annual basis, employees and

Associated Persons who are employees are required to certify that they complied with and acknowledge their obligation to comply with the policies and procedures set forth in the Firm’s Manuals. The certification may take the form of the document attached hereto as Exhibit B.

Appearance of Impropriety

The Firm’s reputation and good name are among its most important assets. As a result, Associated Persons must avoid not only activities that are improper, but also conduct that creates the appearance of impropriety. Associated Persons must consider the impact of their actions on the Firm’s reputation and direct any concerns or questions to the Compliance Officer.

Violations of this Code of Ethics

Associated Persons are required to report any violations of this Code of Ethics or Silvercrest’s Policies and Procedures promptly to the Compliance Officer or to his or her designee for that purpose. It is unlawful and against Company policy to retaliate against anyone who reports such a violation or who cooperates in an investigation regarding noncompliance. Any such retaliation will result in disciplinary action by Silvercrest, up to and including termination of employment. To the extent practicable, Silvercrest will protect the identity of an Associated Person who reports a suspected violation. However, Silvercrest remains responsible for satisfying the regulatory reporting, investigative and other obligations that may follow the reporting of a potential violation.

CONFLICTS OF INTEREST

Associated Persons owe an obligation of loyalty to the Firm and the Firm’s clients. You should be extremely careful to avoid conflicts of interest as well as the appearance of conflicts of interest. A conflict of interest exists when an Associated Person’s personal interests, financial or otherwise, are inconsistent with the interests of the Firm or its clients. A particular activity or situation may be found to involve a conflict of interest even though it does not result in any financial loss to the Firm or its clients and irrespective of the Associated Person’s motivations. Your obligation to conduct the Firm’s business in an honest and ethical manner includes the ethical handling of actual or apparent conflicts of interest between personal and business relationships. Therefore, before making any investment, accepting any position or benefits, participating in, recommending or effecting (hereinafter referred to as “engaging in”) any transaction or business arrangement or otherwise acting in a manner that creates a conflict of interest or the appearance of a conflict of interest, each Associated Person must make full disclosure of all facts and circumstances of such transaction to, and receive prior approval from the Compliance Officer.

INSIDE AND PROPRIETARY INFORMATION

No Associated Person shall engage in transactions in a security while in possession of material, nonpublic information regarding such security, (so-called “insider trading”). This includes information that is Advisory Information. Nor shall any Associated Person communicate such material, nonpublic information to any person who might use such information to Purchase or Sell Securities (so-called “tipping”).

As a financial institution offering a wide range of services, Silvercrest and its affiliates will possess Advisory Information and may at times possess “material, nonpublic” information. Much of that information is received from clients or publicly traded companies and may constitute “inside” information for purposes of federal securities laws. Advisor Information is “proprie tary”

to Silvercrest. Inside and proprietary information should be kept confidential by Associated Persons and used solely for the valid business purposes of Silvercrest and its clients.

The firm has adopted a comprehensive policy and procedure regarding proprietary and inside information (Silvercrest’s Policies and Procedures Regarding Inside and Proprietary Information). You have been provided a copy of that policy and are expected to strictly abide by it.

SECURITIES TRADING BY ASSOCIATED PERSONS

While affirming its confidence in the integrity and good faith of all of its Associated Persons, Silvercrest recognizes that the knowledge of present or future portfolio transactions which may be possessed by certain of its Associated Persons and the power to influence portfolio transactions made by or for any account to which Silvercrest provides investment advice could place such individuals, if they engage in personal transactions in securities which are eligible for investment by a client, in a position where their personal interest may conflict or appear to conflict with that of the client. As such, the Firm has adopted procedures concerning the pre-clearance of transactions and the reporting requirements with respect to personal securities transactions and holdings by Associated Persons and their families (Policies and Procedures Regarding Accounts of Associated Person). You have been provided a copy of that policy and are expected to strictly abide by it.

MONITORING COMPLIANCE WITH CONFLICTS OF INTEREST

The Compliance Officer or his or her designee shall review duplicate confirmations and periodic account statements for Related Accounts. This review is designed to: (i) ensure the propriety of the Associated Persons trading activity (including whether pre-approval was obtained as required by above); (ii) avoid possible conflict situations; and (iii) identify trades that may violate the prohibitions regarding insider trading and manipulative and deceptive devices contained in the federal and state securities laws and Securities and Exchange Commission rules and regulations. The Compliance Officer or his or her designee shall indicate his or her review of duplicate confirmations and periodic account statements by initialing such copies.

The Compliance Officer or his or her designee shall inquire into and investigate for possible conflict situations. In conducting inquiries and investigations, the Compliance Officer or his or her designee shall consider reasonable criteria, including consideration of the timing or unusual nature of transactions (such as whether the Associated Person traded on a short-term basis or in a size or dollar amount larger than his or her normal trading pattern).

The Compliance Officer or his or her designee shall prepare a written record of each of his or her inquiries or investigations in this area. This record shall include: (i) the name of the Associated Person involved; (ii) the name of any security involved; (iii) the date the inquiry or investigation was commenced; (iv) the identity of any Related Account involved; and (v) a summary of the disposition of the inquiry or investigation. Copies of the written record concerning each inquiry or investigation, along with any analyses, inter-office memoranda, and statements of Associated Persons must be maintained in the Firm’s records.

Each year, beginning in the month of January the Chief Compliance Officer shall initiate an annual review of Silvercrest’s compliance policies and procedures. This shall review shall initially reassess of the risks to the firm and the policies intended to address those risks. A list of areas to be investigated shall be created, and individuals selected to investigate, review and report on each of the selected areas. The Chief Compliance Officer or his or her designee will then review the reports and determine whether actions should be undertaken to address issues or recommendations made. The Chief Compliance Officer shall be responsible for the oversight and completion of any such follow-up activity resulting from the annual review.

The Chief Compliance Officer shall maintain a compliance calendar scheduling key compliance activities to be undertaken throughout the year. The compliance activities shall be assigned and monitored by the Chief Compliance Officer, and their completion noted in the calendar throughout the year. The calendar may be altered and adapted by the Chief Compliance Officer during the year to address changes in the compliance environment.

Associated Persons are encouraged to contact the Compliance Officer with any questions regarding the Firm’s Code of Conduct and Ethics.

Exhibit A

Certification

To:	SilvercrestAsset Management Group LLC

From:	The undersigned Associated Person

Re:	Compliancewith Silvercrest policies and procedures

I certify that I have read the Silvercrest Policies and Procedures, including the Code of Conduct and Ethics and all Compliance Memoranda, which were provided to me in hard copy form and, as an employee of Silvercrest, will be made available to me through the firm’s shared drive. I acknowledge my obligation to comply therewith and understand that violation of these policies and procedures may subject me to disciplinary action, including termination of my employment.

SIGNATURE:
PRINT NAME:
DATE OF SIGNATURE:

Exhibit B

Certification

To:	SilvercrestAsset Management Group LLC

From:	The undersigned Associated Person

Re:	Compliancewith Silvercrest policies and procedures and disclosure of outside business activities

I certify that at all times during the year [insert year] I complied with the above referenced policies and procedures, including the Code of Conduct and Ethics and all Compliance Memoranda, which are available to me through the firm’s shared drive.

I acknowledge my obligation to comply therewith and understand that violation of these policies and procedures may subject me to disciplinary action, including termination of my employment.

SIGNATURE:
PRINT NAME:
DATE OF SIGNATURE: